Exhibit 99.1

CORPORATE PARTICIPANTS

Bryan Giglia Sunstone Hotel Investors, Inc. - SVP - Finance

Ken Cruse Sunstone Hotel Investors, Inc. - President and CEO

Marc Hoffman Sunstone Hotel Investors, Inc. - COO

John Arabia Sunstone Hotel Investors, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Smedes Rose Keefe, Bruyette & Woods - Analyst

Andrew Didora Banc of America-Merrill Lynch - Analyst

Patrick Scholes FBR Capital Markets - Analyst

Enrique Torres Green Street Advisors - Analyst

Michael Salinsky RBC Capital Markets - Analyst

David Loeb Robert W. Baird & Company, Inc. - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Sunstone Hotel Investors fourth quarter and full year 2011 earnings call. Following today’s presentation, there will be a question-and-answer session. (Operator Instructions)As a reminder, this conference is being recorded today, Wednesday, February 22. I’d now like to turn the conference over to Bryan Giglia, Senior Vice President of Corporate Finance of Sunstone Hotel Investors. Please go ahead.

Bryan Giglia - Sunstone Hotel Investors Inc - SVP - Finance

Thank you, Amaryllis. Good morning, everyone, and thank you for joining us today. By now, you should have all received a copy of our fourth quarter’s earnings release which was released yesterday after the close of market. If you do not yet have a copy, you can access it on our website at www.sunstonehotels.com. In addition to our scheduled quarterly release, we also have provided a quarterly supplemental with additional disclosures including property level operating statistics. The fourth quarter supplemental can also be found in the Investor Relations section of our website.

Before we begin this call, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information including EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us today are Ken Cruse, President and Chief Executive Officer, Marc Hoffman, Chief Operating Officer, and John Arabia, Chief Financial Officer. After our prepared remarks, the team will be available to answer your questions. I’d like to now turn the call over to Ken. Ken, please go ahead.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Thanks, Bryan, and thank you all for joining us today. On today’s call, I’ll cover some of the high points from our fourth quarter and full year before reviewing some of the details of our long-term strategy. Marc will then cover operations in detail and John will discuss our balance sheet, finance transactions, and guidance before I wrap up our prepared remarks with a discussion on our priorities with respect to future operating cash flows. So let’s get started.

The fourth quarter capped a significant year for Sunstone. By way of highlights, in 2011, as compared to 2010, our corporate revenues grew by 34% to $835 million. Our Adjusted EBITDA also grew by 34% to $212.5 million. Our Adjusted FFO per share grew 53% to $0.87. During the year, we added roughly $900 million of high quality hotels to our portfolio, all of which performed ahead of underwriting in 2011. We also completed over $100 million of capital investments into our existing portfolio in 2011, and we materially refined our corporate governance structure, policies, and protocol. And finally, we assembled a new leadership team and developed a balanced and focused strategy. 2011 was clearly a transitional year for Sunstone and we expect 2012 will be a year in which we build positive momentum. But before we shift to our long-term plan, I’d like to spend a moment drilling down into the details of 2011.

For the fourth quarter, our portfolio RevPAR was up 5.9% to $123.36 driven by a 5.3% increase in occupancy which grew to 72.1%. As expected, due largely to program change at our Doubletree Times Square and softness in our Washington/Baltimore properties, rate for our portfolio in the fourth quarter was essentially flat, up 0.6% as compared to Q4 2010. For the full year 2011, our portfolio RevPAR was up 7.2% to $123.91. Our 2011 RevPAR growth was driven by a balanced 3.5% increase in rate and a 3.6% increase in occupancy. For the full year, our portfolio occupancy grew to a healthy 74.3%. At these occupancy levels our operators will be able to continue to increase rates and shift mix to higher rated business as we move into 2012 and beyond.

Throughout the year, we saw steadily increasing demand. In fact, in the fourth quarter our portfolios group booking productivity was the highest its been in 4 years and our full year group production was 7% higher in 2011 than it was in 2010. This stronger productivity translated into solid improvements in 2012 pace which improved to a positive 4.5% for our entire portfolio during the fourth quarter. And this was a slight improvement over the 4% pace we noted during our third quarter call.

In addition to the strong group pace, we also saw continued success in our negotiated accounts. In many instances our operators have successfully locked in 2012 negotiated rates at levels that are 3% to 5% above 2011 levels. And in some of our key markets such as New York and San Diego, we’re seeing accounts lock rate increase in excess above 8% above 2011 levels and in many instances our operators are successfully eliminating special contract concessions, such as last room availability. This is another solid leading indicator for continued strength in demand and pricing power in 2012 and beyond.

Further demonstrating the growing strength in lodging demand, transient business trends were healthy during the fourth quarter with premium room nights increasing 4.1% over Q4 2010 on an ADR increase of over 6%. Transient business trends were healthy as well for the full year with premium room nights increasing approximately 10% over full year 2010 on an ADR increase of over 7%. The positive transient trend has continued in the first quarter of this year with our portfolio RevPAR up nearly 6% through mid-February in spite of isolated group softness in our DC and Baltimore hotels which negatively impacted quarter-to-date RevPAR growth by approximately 300 basis points. Based on the strength of transient demand quarter-to-date, our bias is currently toward the high end of our Q1 guidance.

The positive demand from transient business travelers helped to drive portfolio-wide sell-out nights in Q4, similar to the trend we saw in the second and third quarters. In our fourth quarter, the number of sell-out nights for our portfolio reached a 5-year high with a 60% year-over-year increase. While as I noted earlier, our rate trend was generally flat in the fourth quarter, our hotels are now generally approaching occupancy levels where they should gain meaningful pricing power.

Shifting to operational efficiency, our hotels generated 46% flow through to EBITDA and achieved a 90 basis point margin improvement during the fourth quarter, with margins expanding to 28.7%. While our operating efficiency did improve in the quarter, as our prior peak margins were over 30%, we know we can do better on the margin side, especially considering the efficiency measures we have implemented over the past several years. It’s worth noting that our EBITDA flow and margin performance were negatively impacted by certain isolated factors during the fourth quarter. First, as I noted nearly all of our growth in the fourth quarter came in the form of occupancy rather than rate which naturally mutes flow. Additionally, as expected, contractual year-over-year wage and benefit increases in our San Diego Hilton Bayfront dampened margin improvement.

For the full year, our hotels generated 45.3% flow through to EBITDA and achieved 130 basis points in hotel EBITDA margin expansion to 27.8%. With the very strong demand trends we’re seeing and occupancies nearing peak levels, again we expect to see strong conversion of incremental revenues into incremental profits as we move forward.

Shifting to earnings, our stronger than anticipated operating results and lower than anticipated corporate expenses drove better-than-expected fourth quarter corporate earnings. Specifically, our Adjusted EBITDA of $63.9 million and our Adjusted FFO per share of $0.29 both represented greater than 40% growth over the levels achieved in Q4 of 2010 and both measures exceeded our internal forecast and the consensus estimate on the strength and quality of our operations.

Turning to our balance Sheet. As we’ve stated, we intend to gradually reduce our leverage in a measured and shareholder friendly way. To this end, during 2011 we improved our credit statistics while maintaining significant liquidity through growth in our operations, scheduled amortization, selective debt repayments, and the sale of a leveraged non-core asset. Continuing our commitment to methodically delever, in February we repurchased $4.5 million of our 4.6% exchangeable notes. We ended the year with a very strong liquidity position with $218 million in cash and nothing drawn on our corporate revolver.

So looking ahead, in contrast to the pessimistic macroeconomic backdrop, lodging industry fundamentals have materially strengthened over the past year and are now highly constructive. Supply trends and capital costs are at historic lows, while lodging demand continues to build with groups, booking, and business travelers hitting the road in record numbers. Lodging industry leading indicators unquestionable point toward prolonged growth going forward. And our portfolio is clearly well positioned to capitalize on the recovery. Just as we’ve seen during prior cyclical recoveries, we are confident that our hotels will generate EBITDA, well in excess of prior peak levels, over the next few years.

By taking meaningful steps to improve our portfolio quality throughout 2011, ours is now one of the top institutional grade upper upscale hotel portfolios in our space. Our average hotel size is now 413 keys, the majority of our hotels are recently renovated and in very good condition, and our primary exposures are to the top urban growth centers in the US. While our 2011 hotel EBITDA per key exceeded $18,000, at today’s share price our portfolio currently trades at less than $230,000 per key. We couldn’t be more confident in Sunstone’s upside opportunity in terms of value and earnings growth from this point forward. Now, it’s hard for us to unlock our portfolios full potential and to this end we’re confidently executing on a strategic plan oriented around the following four components, proactive portfolio management, intensive asset management, disciplined external growth, and measured balance sheet improvement.

Let me spend a minute on each component of our strategy. Our portfolio management strategy entails maximizing the long term value and scale of our entire portfolio by building exposure to key growth markets, reducing exposure to weak markets, brands, and asset types. Additionally, our portfolio management strategy ensures that our key value-adding initiatives such as energy management programs and green initiatives and operating best practices are effectively leveraged on a Company-wide basis. Our asset management strategy calls for aggressively maximizing individual hotel profitability by developing asset specific revenue management strategies and efficiency measures and by carefully managing our hotel level capital investments. We have the developed specific business plans for each of our hotels and each of our asset managers is accountable for executing on these plans.

Our growth strategy calls for disciplined acquisitions and opportunistic dispositions of non-core hotels in ways that will complement our existing portfolio in terms of scale, quality, and growth while improving shareholder value and our credit profile. To be clear, unless an acquisition will improve portfolio quality, credit statistics, and our internal estimate of NAV per share, we won’t transact.

And finally, our balance sheet strategy calls for gradual deleveraging in a measured shareholder friendly way, such as by utilizing excess cash flow to repay debt rather than instituting significant cash dividends at this time, as well as funding acquisitions principally using equity issued at attractive relative valuations.

Summing up, we couldn’t be more excited about Sunstone’s future. We are well positioned for growth and we are confidently and enthusiastically executing on a balanced strategy designed to leverage the strengths of our team, capitalize on Sunstone’s unique value opportunity, reduce our weighted average cost of capital, and establish Sunstone as the top lodging REIT in terms of portfolio quality and total shareholder returns.

With that, I’ll now turn the call over to Marc Hoffman to discuss our portfolio operations in greater detail.

Marc Hoffman - Sunstone Hotel Investors Inc - COO

Thank you, Ken, and good morning, everyone. Thank you for joining us today. I will review our portfolio’s fourth quarter and full year operating performance in greater detail, review some of our asset management initiatives, and preview 2012 major CapEx projections. All hotel information discussed today, unless otherwise noted, is for our 32-hotel portfolio which includes on a pro forma basis all 2011 acquisitions, including the Doubletree Guest Suites Times Square, the JW Marriott New Orleans, and the Hilton San Diego Bayfront.

In the fourth quarter, 13 of our hotels generated double-digit RevPAR growth, including our two Houston hotels, Times Square Hilton, the Embassy Suites Chicago, and the Tysons Corner Marriott, to name a few. As previously noted, a change in the Hilton Honors Redemption policy negatively impacted the Doubletree Guest Suites during the fourth quarter but strong demand trends throughout the quarter partially offset the impact of the Hilton Honors policy change and as a result, the Doubletree Times Square performed better in the fourth quarter than we had anticipated. The modification to the Hilton Honors plan resulted in a 70 basis point negative impact to Q4 portfolio RevPAR growth, as opposed to the expected 130 basis point negative impact we noted on the prior call. For more detailed information please reference page 25 of our earnings supplemental.

In 2011, 30 of our 32 hotels had positive RevPAR, with eight of those hotels generating more than double-digit growth, including our 1,190-room Hilton San Diego Bayfront, the recently renovated Chicago Embassy Suites, and the Times Square Hilton. From a total rooms segmentation standpoint in Q4, group revenues were up 2.4% with a 1.2% increase in group ADR.

Q4 transient room revenue increased 6.8% to last year, with a 5.18% increase in room nights and a 1.3% increase in ADR. In Q4, our hotels had 459 sell-out nights, compared to 287 sell-out nights in the fourth quarter of 2010, based upon a 98% occupancy standard showing the continued signs of strengthening demand in our portfolio. Similar to Q3, this is the highest number of sell-outs in 5 years for Q4, indicating our portfolio is operating at occupancy levels that will enable our operators to compress rates and capture a higher percentage of premium rated business in 2012 and beyond. Hilton Times Square, Doubletree Times Square, Sheraton Cerritos, and Renaissance Baltimore all saw significant increases in sell-out room nights.

Before I discuss our group business, let me take a minute to make a few clarifications. As Ken noted, when we analyze future group business, we look at two metrics, one, group pace, and two, group production. Group pace refers to group revenue on the books for a specified time period. Pace is typically compared to the pace at the same time the prior year with corresponding year-over-year periods. Group production measures the total number of room nights booked during the current period for all future periods. As noted, our 2012 group pace is up 4.5% over 2011 levels, all of this coming from additional group room nights. The DC Renaissance and Baltimore

Renaissance Hotels will be negatively affected in 2012 by a significant off calendar year in the DC convention market. Without these two hotels, our 2012 booking pace for our remaining 30 hotels is up a very positive 11%.

In Q4, our group booking production was up 12.1% compared to Q4 last year, excluding the Hilton San Diego Bayfront which was still ramping up in 2010. This was our highest fourth quarter group booking production in the last four years for these 31 hotels. For the full year, group production for these 31 hotels, excluding Hilton San Diego Bayfront, was 956,000 group rooms. This represents a 9.2% increase over 2010, a 29% increase over 2009, is equal to the production of 2008, and is only off 3% from our peak booking year of 2007. In addition, deposited pace trends in our group hotels, a number of transient hotels, especially in New York, Chicago, and Boston, will benefit from strong convention calendars in those cities.

As an indication of both our operators’ ability to compress business into higher rated segments, and the continued recovery in business demand in the fourth quarter, our revenues from premium demand sources were strong with revenues increasing 10.6% with ADR increasing 6.2% and premium room nights increasing 4.1%. As hotels continued to mix shift their business into higher rated segments, our corporate negotiated business remained basically flat, at plus 1% in Q4, as we were able to close out our lower rated corporate negotiated channels and in some of our higher occupancy hotels and push those customers of business into premium rated segments. Our asset managers continue to work closely with our managers and operators on a weekly basis to maximize hotel room strategies and profits through nimble rate and occupancy strategies, shifts, depending on the changing market conditions, street corner by street corner. In addition, we continue to work with all our operators to insure that as RevPAR increases, operating expenses do not creep back in, unless significant occupancy increases justify higher costs as we as asset managers agree to those increases.

Moving to CapEx. In 2011, we completed 13 significant renovations which generated strong post-renovation growth and also resulted in approximately $2 million of revenue displacement. We are seeing positive impact from our renovations that we completed in 2011. The 13 hotels that had significant renovations during 2011 collectively had RevPAR growth of 10.5% in Q4. In fact, four of the hotels that were totally renovated earlier in the year, the Courtyard LAX, Marriott Houston, Kahler Inn and Suites, and Doubletree Minneapolis generated a combined Q4 RevPAR growth of 17.5% over Q4 of 2010, a time period that had no renovation disruption.

In 2012, we expect to invest between $85 million and $100 million into the portfolio including major renovations of our Westchester Renaissance and Hyatt Newport Beach. Our most significant investment will be for all the complete rooms, bathrooms, and corridor renovations of the 807-room Renaissance Washington DC, which we are budgeting at $25 million. Overall, we expect to incur approximately $3 million to $5 million in renovation related revenue displacement during 2012, which is roughly $1 million to $3 million higher than the displacement we incurred in 2011. In 2012, our asset management team will continue to rollout our successful gastrobar concepts at the Westchester Renaissance which will result in the addition of 5,000 square feet of function space, as well as the Tysons Corner Marriott. Both of these will occur in Q4 of 2012. Throughout 2012, we expect to complete total hotel energy audits at 50% of our portfolio, which we expect to result in between $5 million to $7 million of energy related ROI investments.

With that, I’ll turn the call over to John. John, please go ahead.

John Arabia - Sunstone Hotel Investors Inc - CFO

Thank you, Marc. Good morning, everyone. Today, I’ll give you an overview of several topics including first, our liquidity and access to capital, second, recently completed and anticipated finance transactions, and third, details regarding our earnings guidance.

With respect to liquidity, Sunstone ended 2011 with just over $218 million of cash, including $150 million of unrestricted cash. We expect to utilize the bulk of our excess cash during the course of 2012 primarily to fund debt reduction according to our stated plan to methodically delever our balance sheet. In addition to our strong cash position, we have an undrawn $150 million line of credit and 12 unencumbered assets that collect every generated $40 million of EBITDA in 2011. Our unrestricted cash balance of $150 million exceeds the $90 million total of all of our debt maturities through early 2015. As detailed on page 20 of our investor supplemental, these near term debt maturities include the $32 million mortgage on the Renaissance Long Beach which matures this July and the remaining $58 million of exchangeable Senior Notes which are likely to be put to us next January. As detailed in our Press Release earlier this month, we repurchased $4.5 million of our exchangeable notes at a price of 101.5% of par. While the transaction was very small, it is consistent with our objective of reducing leverage. Furthermore, we’ve been maintaining a higher-than-normal cash balance in order to pay off both the Renaissance Long Beach mortgage, and the remaining exchangeable notes within the next 12 months.

At the end of the year, Sunstone had $1.57 billion of consolidated debt, which includes 100% of the $238 million mortgage secured by the Hilton San Diego Bayfront. Adjusting for the debt attributed to our minority partners in this asset, and the transactions completed subsequent to the end of the year, our pro rata debt balance is currently $1.51 billion. Our debt has an average term to maturity of nearly 6 years and average interest rate of approximately 5% and our variable rate debt as a percentage of total debt stands at 27%. Our $90 million of debt maturities through early 2015 represents approximately 3% of our current enterprise value and again, we hold more unrestricted cash than the sum of all of our near term debt maturities.

Now, let’s turn to our updated earnings guidance. This quarter, we’ve expanded our practice to include guidance for the upcoming quarter in addition to providing guidance for the full year. A full reconciliation of our current guidance can be found on pages 16 and 17 of our supplemental, as well as in our earnings release. We expect first quarter 2012 RevPAR growth of 3% to 5% with adjusted EBITDA between $38 million and $40 million and adjusted FFO per share between $0.07 and $0.09. Based on the quarter-to-date RevPAR figures that Ken noted earlier, we are biased towards the high end of our first quarter guidance range. Keep in mind that our first quarter is typically our softest quarter in terms of seasonality and property level cash flows. Furthermore, while our first quarter has some identifiable holes in group business, our second and third quarters are looking particularly strong from a group perspective.

We expect full year 2012 RevPAR growth of 4% to 6% with adjusted EBITDA between $223 million and $235 million and adjusted FFO per share between $0.90 and $1. As Marc noted, we expect full year RevPAR will be negatively impacted by isolated factors, including soft group business in both Washington DC and Baltimore, as well as approximately $3 million to $5 million of hotel revenue displacement from our 2012 renovations, specifically the Renaissance DC and Renaissance Westchester. This compared to revenue renovation disruption of approximately $2 million in 2011. That said, we remain optimistic regarding the outlook for revenue and profit growth in 2012 as a result of positive group booking pace, strong group booking production, and healthy pricing pressure in many cities stemming from a high number of sold out room nights. Moreover, as occupancy strengthens into 2012 in the backdrop of an anemic supply growth, pricing pressure is likely to intensify which is likely to result in a re-acceleration of RevPAR growth in the future.

With that, I’ll turn the call back over to Ken to wrap up our prepared remarks.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Thank you very much, John. I’d like to spend my last few minutes on our operating cash flow allocation policy. As we’ve stated, we believe we will maximize shareholder returns by gradually reducing our leverage and smartly growing our portfolio scale and quality. Paying cash flow out of the system would be directly counterproductive to those goals. Accordingly, in addition to naturally deleveraging through improving operations, going forward, we intend to utilize a significant portion of our operating cash flow to repay debt rather than pay significant cash dividends. While this approach will distinguish us from many of our peers, as most of you understand, cash dividends do not create value, they simply transfer value, and in our case, retaining that value within the system is the most prudent course. In our opinion, significant cash dividends make sense for companies that are mature, stable, and have achieved their growth and balance sheet objectives. In our case, directing as much operating cash flow as possible toward debt repayment, obviously while adhering to the REIT rules, will clearly maximize the benefits to our stockholders, as this approach will drive additional equity value, rather than equity return, will derisk the Company, and will directly offset the need for us to turn around and raise expensive capital to fund growth and deleveraging. Clearly this is the right course for a growing capital intensive Company like Sunstone.

To wrap up, I want to thank the entire Sunstone team for all they’ve done and continue to do to advance our business objectives. As I’ve said, we couldn’t be more confident or enthusiastic about our future. Sunstone’s value proposition is compelling, industry fundamentals are improving, and we have the right plan, portfolio, and team to drive significant value going forward. We thank you all very much for your time and your interest in Sunstone and with that let’s open up the call to questions.

Amaryllis, please go ahead.

QUESTION AND ANSWER

The next question comes from the line of Smedes Rose with Keefe, Bruyette, Woods. Please go ahead.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi. Thanks. It’s Smedes. I was just wondering, you talked about some of your results without DC in 2012. I was just wondering what do you think your RevPAR would have been if you X out the weakness in DC for this year? Would it be higher than the 4% to 6% range, I assume?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Hi, Smedes. Yes, DC in particular is impacted by two factors. First of all, as we’ve talked before and others have spoken about as well, DC and Baltimore are showing soft years. It’s an election year in DC. City-wides are down significantly in both markets, and so you’ve just got a cyclical trough in terms of group demand. In the first quarter, I noted that our RevPAR numbers are off probably 300 basis points, just due to the impacts of softness in DC and Baltimore. You get additional impacts in DC as a result of our renovation work, which we expect will result in roughly $3 million worth of revenue displacement. So, there’s several hundred basis points of RevPAR impediments, if you will, in the DC and Baltimore assets. To be safe, I’d say between 100 and 150 basis points on the growth side.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Great, and then, I think we’ve figured this out, but on your RevPAR guidance of 4% to 6%, what is the implied margin expansion that you’re expecting?

Ken Cruse -Sunstone Hotel Investors Inc - President and CEO

So, good question also, Smedes. We are expecting margin expansion this year ranging from anywhere from 30 to 100 basis points. Certainly as I mentioned in my comments, we could see margins expand at a more marked pace during the course of the year, but we think at this point, caution is the prudent way to approach our guidance.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Great. Okay, thank you.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

You’re welcome.

Operator

Thank you. And our next question comes from the line of Andrew Didora with Banc of America Merrill Lynch. Please go ahead.

Andrew Didora – Banc of America-Merrill Lynch - Analyst

Hi, good morning, everyone. Ken, just a quick question with regards to the transaction environment, especially as you may look to sell some assets over time. What does the market look like right now, just in terms of the pool of buyers that are out there?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Hi, Andrew. Look, I think the pool of buyers - the buyers for acquisition, for assets, hotels in particular over the last couple of years has been the lodging REITs themselves primarily. It depends on what types of assets you’re selling, but there are some significant pools of private capital that are looking to invest in lodging, based on the same thesis that we talked about on our call today that we are at the front end of a recovery in our industry.

We’ve got great fundamentals, and frankly, you can get some fairly decent yields on lodging assets today, given where things are trading on cap rate terms. So we expect the buyer universe will expand out a little bit during the course of 2012. That said, as you’re aware, deal flow hasn’t been that robust, as REITs continue to revalue and, again, as private buyers get more confident in the fundamentals in our business, you’ll see more of those buyers emerge.

John Arabia - Sunstone Hotel Investors Inc - CFO

Andrew, it’s John Arabia, here. If I could add on to that. You’re seeing a lot of private equity, smaller private equity players come in, particularly being attracted to assets that are good assets, and also have in-place assumable financing. That’s something that really helps enable a transaction from public to private. And so, I would say that that level of buying interest, in general, is pretty robust.

Andrew Didora - Banc of America-Merrill Lynch - Analyst

That’s helpful, John. And then one last question maybe digging down on the margin question from earlier. What would your margin growth be in 2012 if you stripped out DC and Baltimore?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

We didn’t give those figures, but as you can expect, DC and Baltimore are, as we touched on, impeding the top line growth. And on the bottom line growth as well. The 30 to 100 basis points would certainly be higher if DC and Baltimore were firing on all cylinders, as we expect them to be in 2013 and beyond. But we didn’t provide specific guidance on margin performance ex-DC and Baltimore.

Andrew Didora - Banc of America-Merrill Lynch - Analyst

Okay, that’s it for me, guys. Thank you.

Operator

Thank you. And our next question comes from the line of Patrick Scholes with FBR Capital Markets. Please go ahead.

Patrick Scholes - FBR Capital Markets - Analyst

Hi. Good morning.

John Arabia - Sunstone Hotel Investors Inc - CFO

Good morning, Patrick.

Patrick Scholes - FBR Capital Markets - Analyst

Just wanted to make sure I heard you correctly in your prepared remarks. You’d talked about not having or not expecting cost increases unless you had significant occupancy increases. Was that correct? Did I hear that correctly?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

We do expect to see continued increases in costs at our properties. There’s just natural inflationary pressures on the cost side. We do think our team and our operators have done a very good job of driving new efficiencies into our portfolio. But I don’t think it would be appropriate to say that we don’t expect additional costs to creep into the system, absent additional occupancy. There’s naturally going to be growth there.

Patrick Scholes - FBR Capital Markets - Analyst

Okay. And then just — with your portfolio now, about how many points of occupancy are you away from your peak occupancy?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

So, last year we finished at a little bit over 74% in occupancy. Peak occupancy wass 76%.

Patrick Scholes - FBR Capital Markets - Analyst

Okay, so just a couple points left in there. All right, that was it. Thank you.

Ken Cruse - Sunstone Hotel Investors Inc – President and CEO

You’re welcome.

Operator

Thank you. And our next question comes from the line of Enrique Torres with Green Street Advisors. Please go ahead.

Enrique Torres – Green Street Advisors – Analyst

Hi, good morning, guys.

Ken Cruse – Sunstone Hotel Investors Inc – President and CEO

Good morning.

Enrique Torres – Green Street Advisors – Analyst

I wanted to know if you could give us a little bit more color on your specific disposition plan, regarding the assets that were mentioned in Real Estate Alert. Can you comment on that article?

Ken Cruse – Sunstone Hotel Investors Inc – President and CEO

Hi, good morning, Enrique. It’s our policy to report on any asset sales once we have a binding agreement, or once we’ve closed a sale. So, at this point, we have nothing to report on, on the asset sales front. If we were to pursue sale transactions, it would likely entail single assets or portfolios of assets that are smaller, geographically isolated, more heavily leveraged hotels. So, stay tuned on that front, but we have nothing to report today.

Enrique Torres – Green Street Advisors – Analyst

Okay, fair enough. Thanks for that. And then in terms of, I noticed in Q4 there was specific weakness in the beach cities from Long Beach down to Delmar, as well as in Rochester. Other than renovation impacts and maybe the international travel that you mentioned for Rochester last quarter, is there anything else impacting those numbers? And what’s your outlook for those markets compared to your portfolio RevPAR for next year?

Ken Cruse – Sunstone Hotel Investors Inc – President and CEO

So, starting with Rochester, Rochester was throughout the course of 2011 impacted by softer international business. That tends to trickle down through our entire portfolio in that market. We certainly are very bullish long term on those assets, but clearly, softness throughout the course of the year just in the absence of that anchor international business in the market.

As far as Long Beach, Long Beach was softer than expected due to primarily group decreases in the fourth quarter. There was also a shift of business in the hotel from ADR to occupancy as demand in that general market decreased a little bit. So, Long Beach was simply a group rotation issue.

And then on the Fairmont Newport Beach — I think that was one of the other properties you mentioned — Fairmont is a hotel where we’re working through the transition of a significant piece of contract business that had been in that hotel for many years. We made the right decision we believe with that hotel during the course of this year to take the contract business out, which is low rated and essentially forced the hotel to fill itself up with higher rated group and transient business. It’s a lengthy transition whenever you make that kind of a change, and clearly in the fourth quarter we saw continued turbulence in the numbers at the Fairmont as that transition continued.

Marc, do you have anything else to add on those particular hotels?

Marc Hoffman - Sunstone Hotel Investors Inc - COO

No, I think, the rotation in Long Beach was one significant city-wide group that left the market after having been in the market for three years in a row, and it moved out of the market. It outgrew Long Beach. That was really the significant issue that caused a $20 decrease in group rate because of that one group. It was hugely impactful.

And the Fairmont, again, we’re rotating out of Air France, which used to be in the marketplace and had been at the hotel for a decade, and really just made a final decision that the market is strengthening. Occupancy is — particularly Tuesday, Wednesday, Thursday nights, and we feel this will be very positive for us over the next three to five years.

And in Rochester, mostly international business really with a significant decrease out of Middle Eastern travel more than anything else.

Enrique Torres - Green Street Advisors - Analyst

Thanks, and then finally, what’s your outlook for non-room revenue spend for 2012 compared to your RevPAR estimates? Are you guys seeing an uptick in, or expecting an uptick in spend versus how it was — compared to the lagging performance in ‘11?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Great question, Enrique. I think you heard us talk throughout the course of 2011 about F&B spend in particular lagging the trend on the room side. We did see some signs of recovery on the F&B side in the fourth quarter. In particular, banquet revenue was up $1.1 million to last year. And more importantly, banquet revenue per group room was up on a year-over-year basis, which was a reversal of a trend we’d seen during the course of the year. So, total portfolio banquet sales per group room night in 2011, and it did end up positive. It was up about $108.86 versus $103 in 2010.

So positive trend, a reversal of the trend we saw during the earlier part of the year on banquet sales. We do expect to see those numbers continue to improve as group business on a higher rated format gets titrated into our hotels, as opposed to some of the group business that we saw last year and certainly in ‘09, with some of the lower rated groups that just weren’t picking up the additional banquet business.

Marc Hoffman - Sunstone Hotel Investors Inc - COO

And then I guess this for me, we’re up 5.7% in food and beverage per group room night full year. Actually the first year that we’ve had a positive change, when you go all the way back to ‘09. So this change reflects the strengthening group production, strengthening group demand, and is following what would be a normal cycle as you start to see corporate America spend more back in their functions.

Enrique Torres - Green Street Advisors - Analyst

That’s real helpful, thank you, guys.

John Arabia - Sunstone Hotel Investors Inc - CFO

Enrique, just very quickly adding on to that, you can see that in the back of our earnings release, in the comparative analysis. In the fourth quarter, full food and beverage revenues were up 4.5% roughly, versus the year was up 2.7%. So, we’re seeing an acceleration in year-over-year growth.

Enrique Torres - Green Street Advisors - Analyst

Great. Thank you, John.

Operator

Thank you. And our next question comes from the line of Michael Salinsky with RBC Capital Markets. Please go ahead.

Michael Salinsky - RBC Capital Markets - Analyst

Good afternoon, guys. Just going back to Enrique’s question there, if you were to sell the five assets that were mentioned in Real Estate Alert, would the preference be to pay down debt at this point? Or would you guys look more to reallocate that in acquisitions?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

I think it’s a combination. As I stated in my prepared remarks, we’re looking to achieve a broad range of objectives for our Company. One is improving our portfolio quality and scale, and certainly concentrations in key growth markets. We are also looking to deleverage the Company.

I think the five assets that were mentioned in Real Estate Alert are hotels that all have significant debt in place. And so certainly, the sale of those hotels would be deleveraging in and of itself. The equity proceeds that would come in through a transaction such as that deal, we would likely look to deploy those proceeds either toward debt repayment or toward the growth of our portfolio in terms of high quality assets and markets where we believe growth will exceed the national norm.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. And in addition to the Long Beach, is there any other debt that is prepayable without penalty at this point?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

The exchangeable notes are our only Senior Debt. As we mentioned, we bought in $4.5 million of the exchangeable notes during the first quarter. That is technically prepayable because it’s just a publicly traded piece of paper. It becomes put-able back to the Company in January of 2013, so we view that as debt that will likely look to proactively retire to the extent that we’ve got excess liquidity reserves to deploy toward that. Beyond that, very little of our debt is actually prepayable without some sort of a penalty.

Michael Salinsky - RBC Capital Markets - Analyst

Okay, that’s helpful. In ‘12, just going back to your dividend comments, was there any taxable net income generated? And then in ‘13, based upon your guidance, is there an expectation that you’ll generate taxable net income? Or is it a wash at this point?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

So, starting back with 2011, we did generate a very minor amount of taxable income in 2011. We utilized approximately $3 million of net operating loss carryforwards to address — to satisfy that taxable income. Based on our guidance in 2012, we expect our taxable income to range somewhere in the $25 million range, and then obviously it would grow from that point forward into 2013 and beyond, if our expectations on a cyclical recovery are realized. We are certainly shifting into a position where we’re generating taxable income. It’ll grow fairly meaningfully from this point forward. And as we noted in our comments, we’ll look to address our taxable income in ways that help to advance our other corporate objectives, including deleveraging and growing the quality of our portfolio, but that are highly consistent obviously with the REIT rules.

Michael Salinsky - RBC Capital Markets - Analyst

Great. Greatly appreciate the color. The final question, just because of DC and Baltimore are a drag in 2012, can you give us — and I realize it’s preliminary — but can you give us a sense what you’re seeing in terms of maybe group demand for 2013, just in light of the renovation, if you’re expecting a pretty good pick up in those markets?

Marc Hoffman - Sunstone Hotel Investors Inc - COO

Yes, the comment would be — we’re very confident about 2013. And as a matter of fact, we’re pacing at this point in Baltimore for 2013, we’re up 71% in pace, and in DC, we’re up 77% in pace. And we expect to have very positive years in both of those hotels. That’s one of the reasons why we planned the renovation in DC this year is we knew it was a significantly off-year market. The market in whole is going to be down, and the least amount of displacement for us would be in the back half of the year, which is when we’re doing it.

Michael Salinsky - RBC Capital Markets - Analyst

Impressive. Thanks, guys.

Operator

Thank you. And our final question comes from the line of David Loeb with Robert W. Baird. Please go ahead.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Good morning, gentlemen. John, I just want to dive into the guidance a little bit more. I’ve heard your comments about increased displacement, but also about more pricing power, and where the flow-through was last year. I just don’t get how you come up with only 3.6% growth in adjusted EBITDA off of your trailing 12 months pro forma, when you’re saying at the low end 4% RevPAR growth. That would seem to imply about a 25% flow-through below your margins last year?

John Arabia - Sunstone Hotel Investors Inc - CFO

Yes, thanks, David. Good question. At the low end of our guidance, it’s 4% RevPAR, and keep in mind that is the low end of our guidance. We believe that it would be tough to really drive significant margin growth, because remember, at a 4% increase in RevPAR, total revenues are probably growing somewhere less than that. I think that was Enrique’s or somebody else’s question earlier, just about food and beverage, and ancillary spend. And particularly at that 4%, we still believe that we’d have some occupancy growth, so there would be some incremental costs.

They’re also, as somebody else asked earlier on, there are incremental costs in wages, benefits, insurance, and the like. So, at the low end of that guidance, which might be conservative, as you would typically think at the low end of guidance, we don’t think that the margin expansion will be all that material.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

But Ken did say 30 basis points at the low end of the margin expansion, not negative. So I guess I’m wondering, is this overly conservative, as opposed to just your usual cautiousness?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

David, hi, this is Ken. Let me jump in by saying, you’re absolutely and astutely, I think, pointing out the conservative aspects of our guidance. As we noted in our comments, our expectations are biased toward the high end of our guidance, but we see very little value at this point in the year, and certainly at this point in the scope of the others who have already announced guidance for the year, in coming out and being overly aggressive and overly ambitious in our guidance.

Our goal here is to be conservative but realistic in our guidance, and therefore, you’re making a fair question about the low end of our guidance. And to beat or certainly meet our guidance going forward, rather than find ourselves in a situation where we’re having to explain why we didn’t achieve our guidance. So, we’re certainly biased to the positive on the guidance. We’re also certainly biased towards conservatism as we’ve put forth our forward projections.

John Arabia - Sunstone Hotel Investors Inc - CFO

David, I want to make sure — are you driving down to corporate level EBITDA?

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Adjusted EBITDA based off of the pro forma to the adjusted EBITDA in your guidance.

John Arabia - Sunstone Hotel Investors Inc - CFO

Yes, so just clarifications there. We could still have modest margin growth in that low conservative assumption of RevPAR growth. But keep in mind that our corporate overhead, which has been slashed pretty materially since 2007, we anticipate our corporate overhead to be up maybe $1 million or $2 million this year as we’ve had numerous enhancements to the team.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Okay, that makes sense. And Ken, I very much appreciate your candor about that. That’s actually quite interesting. Thank you.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Just to be clear, John was referring to himself as the enhancement to the team. (laughter)

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Thanks.

Operator

Thank you. And we have a follow-up question from the line of Smedes Rose with Keefe, Bruyette, Woods. Please go ahead.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi. I think you said before, but can you just remind us what was the, or what do you see as what was I guess the peak EBITDA out of this portfolio? I know you have to make some assumptions about the San Diego asset because it wasn’t around at the last peak. But what was that number?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

I want to be real careful about how I explain this one. Peak EBITDA for our portfolio, if you cherry pick, the peak EBITDA production from each of our hotels, plus you make a regular cyclical assumption for our San Diego property as if it had existed, ranges somewhere up toward $300 million for our portfolio. So, that’s not scientific. I would not state that is anything other than that data point.

Our view is that our portfolio should not only reattain prior peak levels, but should meaningfully exceed prior peak levels as this recovery ensues. And our primary point during our prepared remarks was that we see obviously huge upsides just in getting back to the prior peak numbers.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Great. Thank you.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

You’re welcome.

Operator

Thank you, and I’m showing no further questions. Please continue.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Great. Thank you, Amaryllis, and thank you all for joining us today on the call. We look forward to seeing many of you over the next couple of weeks, and we’ll speak to you again on the conference call in May. Thanks.

Operator

Ladies and gentlemen, this concludes the conference call for today. You may now disconnect.